Filed Pursuant to 433

Registration No. 333-192513

New Issue ABS: $1.2B Santander Drive Auto Receivables Trust 2015-4 *PRICED*

Bookrunners: Wells Fargo (str), Citi

Co-Mgrs: BNP, RBC, Santander, Soc Gen

CLS	$SIZE-MM	F/M/D	WAL	WIN	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	203.400	F1+/P-1/R1h	0.19	1-5	YLD	.50%	0.500	0.500	100.00000
A-2A	188.760	AAA/Aaa/AAA	0.91	5-19	EDSF	+68	1.205	1.200	99.99821
A-2B	188.760	AAA/Aaa/AAA	0.91	5-19	1ML	+70		1ML+70	100.00000
A-3	153.700	AAA/Aaa/AAA	1.83	19-26	EDSF	+75	1.593	1.580	99.98607
B	170.500	AA/Aa2/AA	2.45	26-34	ISWAPS	+125	2.273	2.260	99.99453
C	183.100	A/A2/A	3.24	34-45	ISWAPS	+175	2.989	2.970	99.99836
D	109.200	BBB/Baa2/BBB	4.00	45-50	ISWAPS	+215	3.566	3.530	99.96360
E	70.460	BB/Ba2/BB	4.14	*Retained*

Expected Settle: 8/26/2015 Registration: SEC Registered (A-D) ERISA: Yes (A-D) Ticker: SDART 2015-4	First Payment Date: 9/15/2015 Min Denoms: 1k x 1k B&D: Wells Fargo Expected Pricing: PRICED

----Disclaimer----

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